Exhibit 99.1

New Gaston County Ordinances Establish Updated Guidelines for Quarries and Mines

Ordinances Align with Operational Plans of Piedmont Lithium’s proposed Carolina Lithium Project

Belmont, N.C., September 28, 2021, (Business Wire) – Piedmont Lithium Inc. (Nasdaq: PLL; ASX: PLL), a leading developer of lithium hydroxide production to enable the North American electric vehicle supply chain, today responded to new quarry and mining ordinances approved by the Gaston County Board of Commissioners. The ordinances are not specific to Piedmont Lithium’s proposed project but consider all quarry and mining operations in the County as part of a more comprehensive update of Gaston County’s Unified Development Ordinance.

“The new ordinances enacted by Gaston County’s Board of Commissioners are in the best interests of Gaston County’s citizens and its environment, and we appreciate the guidance and clarity the ordinances provide,” said Piedmont President and CEO, Keith Phillips. “We believe the safety and environmental standards currently outlined in our proposed Carolina Lithium Project will meet or exceed the standards set in the newly passed regulations, which align with Piedmont Lithium’s core values and initiatives for sustainable social and environmental practices.”

The Company will continue working with the Gaston County Board of Commissioners for potential future rezoning and with the State of North Carolina regarding Piedmont Lithium’s State Mining Permit application, which was submitted on August 31, 2021.

“We welcome the Commission’s request for a public hearing regarding our State Mining Permit application, and we have also, in fact, formally requested a public hearing ourselves,” said Phillips. “These hearings are common in such permit application proceedings and provide another opportunity for us to receive feedback regarding our Carolina Lithium Project application from the County and members of the community.”

About Piedmont Lithium

Piedmont Lithium is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and creation of a clean energy economy in North America. The centerpiece of our operations, the Carolina Lithium Project, is located in the renowned Carolina Tin-Spodumene Belt of North Carolina, and when combined with equally strategic and in-demand mineral resources from our long-term supply contracts and equity investments in lithium-based assets in Quebec and Ghana, positions us to be one of the largest, lowest cost, most sustainable producers of battery-grade lithium hydroxide in the world. We will also be strategically located to best serve the fast-growing North American and European electric vehicle and battery storage supply chains. The unique geology, geography and proximity of our resources, future production operations and customer base, will allow us to deliver a valuable continuity of supply of high-quality, sustainably produced lithium hydroxide from spodumene concentrate, preferred by most electric vehicle manufacturers. Our planned diversified operations should enable us to play a pivotal role in supporting America’s move toward decarbonization and the electrification of transportation and energy storage. As a member of the International Responsible Mining Association and the Zero Emissions Transportation Association, we are committed to protecting and preserving our planet for future generations, and to making economic and social contributions to the communities we serve. For more information, www.piedmontlithium.com.